UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Cushman & Wakefield plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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225 West Wacker Drive

Chicago, Illinois 60606

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 7, 2021

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2021

This Supplement to Proxy Statement (this “Supplement”), dated April 23, 2021, is furnished to the shareholders of Cushman & Wakefield plc (the “Company”) in connection with the solicitation of proxies for use at the Annual General Meeting of Shareholders to be held on May 6, 2021 (the “Annual Meeting”). This Supplement supplements the definitive Proxy Statement dated April 7, 2021 (the “2021 Proxy Statement”).

This Supplement is being furnished in order to provide updated information regarding the ability of brokers to vote uninstructed shares on certain proposals. This Supplement does not provide all of the information that is important to your decisions in voting at the Annual Meeting. This Supplement should be read in conjunction with the 2021 Proxy Statement.

Updated Information Regarding Proposals 3, 4 and 9

The New York Stock Exchange (“NYSE”) has ruled that each of Proposals 3, 4 and 9 are “routine” and therefore brokers may vote uninstructed shares regarding these matters. The 2021 Proxy Statement had previously stated that all proposals other than Proposal 2 were “non-routine.” As a result of NYSE’s ruling, if you own your ordinary shares through a bank, broker or other nominee and you do not provide them with specific voting instructions, the bank, broker or nominee is permitted to cast a broker vote with respect to your shares on each of Proposals 2, 3, 4 and 9.